Exhibit 99.1

Press Release July 28, 2011
Holly Energy Partners, L.P. Reports Second Quarter Results
Dallas, Texas — Holly Energy Partners, L.P. (“HEP” or the “Partnership”) (NYSE-HEP) today reported financial results for the second quarter of 2011. For the quarter, HEP announced its 27th consecutive distribution increase on July 27, 2011, raising the quarterly distribution from $0.855 to $0.865, representing a 5% increase over the distribution for the second quarter of 2010.
Net income for the second quarter was $19 million ($0.69 per basic and diluted limited partner unit) compared to $13.4 million ($0.48 per basic and diluted limited partner unit), an increase $5.6 million, or 42% over the second quarter of 2010. This increase in overall earnings is due principally to an increase in deferred revenue realized and increased third-party refined product pipeline shipments. For the quarter, distributable cash flow was $21.4 million, down $1.3 million, or 6% compared to second quarter of 2010. Increased maintenance costs and maintenance capital expenditures, which are typically overweighted in the second and third quarters [due to favorable weather conditions], were the main contributors to the decrease in distributable cash flow.
Commenting on the second quarter of 2011, Matt Clifton, Chairman of the Board, Chief Executive Officer and President stated, “For the quarter, EBITDA was $35.5 million, an increase of $4.8 million or 16% over last year’s second quarter. Although we realized strong earnings and EBITDA, our distributable cash flow was lower than that of the prior year’s second quarter. Distributable cash flow was reduced in the current period due to the timing of maintenance capital expenditures and to production that was below targeted levels at HollyFrontier’s Navajo refinery. Refinery utilization increased throughout the quarter, and the Navajo refinery is currently running at planned rates.
“The interconnect pipeline project at HollyFrontier’s Tulsa refinery is on track for completion in late summer. We are finalizing terms to provide throughput services under a long-term service agreement with HollyFrontier. Additionally, HollyFrontier’s UNEV Pipeline is expected to be completed later this year. These projects, as well as other potential drop-down opportunities with HollyFrontier, should provide further growth in our distributable cash flow, asset base and geographic footprint,” Clifton said.
Second Quarter 2011 Revenue Highlights
Revenues for the quarter were $50.9 million, a $5.5 million increase compared to the second quarter of 2010. The overall increase was due to a $3.8 million increase in previously deferred revenue realized combined with an overall increase in pipeline shipments. Overall pipeline volumes were up 7% from the second quarter of 2010 due mainly to an increase in third-party refined product pipeline shipments.
•
Revenues from our refined product pipelines were $23.6 million, an increase of $5.1 million including a $3.6 million increase in previously deferred revenue realized. Shipments increased to an average of 142.6 thousand barrels per day (“mbpd”) compared to 133.3 mbpd for the second quarter of 2010.

•
Revenues from our intermediate pipelines were $5.1 million, an increase of $0.1 million. This reflects a $0.2 million increase in previously deferred revenue realized, partially offset by a decrease in intermediate pipeline shipments. Shipments averaged 84.2 mbpd compared to 86.1 mbpd for the second quarter of 2010.

•
Revenues from our crude pipelines were $9.6 million, a decrease of $0.1 million, on shipments averaging 160.6 mbpd compared to 141.3 mbpd for the second quarter of 2010. Although shipments were up, we did not realize higher revenues in the current year due to higher minimum revenue commitments fees received from HFC in 2010.

•	Revenues from terminal, tankage and loading rack fees were $12.7 million, an increase of $0.4 million compared to the second quarter of 2010.

Revenues for the three months ended June 30, 2011 include the recognition of $5.5 million of prior shortfalls billed to shippers in 2010, as they did not meet their minimum volume commitments within the contractual make-up period. This includes $2.4 million of third-party shortfalls billed in the third and fourth quarters of 2010 as a result of an amendment to a transportation agreement in June 2011. As of June 30, 2011, deferred revenue in our consolidated balance sheet was $5.3 million. Such deferred revenue will be recognized in earnings either as payment for shipments in excess of guaranteed levels or when shipping rights expire unused over the contractual make-up period.
Six Months Ended June 30, 2011 Revenue Highlights
Revenues for the six months ended June 30, 2011 were $96 million, a $9.8 million increase compared to the same period of 2010. This was due to an overall increase in pipeline shipments, revenues attributable to our March 2010 asset acquisitions and a $4.9 million increase in previously deferred revenue realized. Overall pipeline volumes were up 3% from the same period of 2010 due to an increase in third-party refined product pipeline shipments that was partially offset by decreased affiliate pipeline shipments.
Related-party pipeline and throughput volumes were down during the current year-to-date period as a result of downtime at HollyFrontier’s Navajo refinery following a plant-wide power outage in late January 2011 and subsequent delay in restoring production to planned levels.
•
Revenues from our refined product pipelines were $42.6 million, an increase of $7.2 million including a $5.3 million increase in previously deferred revenue realized. Shipments averaged 134.2 mbpd compared to 128.8 mbpd for the first six months of 2010.

•
Revenues from our intermediate pipelines were $9.7 million, a decrease of $1.1 million including a $0.4 million decrease in previously deferred revenue realized. Shipments averaged 76.5 mbpd compared to 82.6 mbpd for the six months ended June 30, 2010.

•
Revenues from our crude pipelines were $18.9 million, a decrease of $0.2 million, on shipments averaging 148.5 mbpd compared to 138.1 mbpd for the six months ended June 30, 2010. Although shipments were up, we did not realize higher revenues in the current year due to higher minimum revenue commitments fees received from HFC in 2010.

•
Revenues from terminal, tankage and loading rack fees were $24.7 million, an increase of $3.8 million compared to the six months ended June 30, 2010, reflecting revenues attributable to our Tulsa storage and rack facilities acquired from HollyFrontier in March 2010.

Revenues for the six months ended June 30, 2011 include the recognition of $9.1 million of prior shortfalls billed to shippers in 2010, as they did not meet their minimum volume commitments within the contractual make-up period.
Cost and Expense Highlights
Operating costs and expenses were $23.7 million and $45.5 million for the three and six months ended June 30, 2011, respectively, representing an increase of $0.7 million and a decrease of $0.4 million over the respective periods of 2010. Operating costs for the second quarter of 2011 reflect an increase in maintenance costs over the same period of 2010 that was partially offset by a decrease in professional fees. The year-to-date decrease in operating costs and expenses is due primarily to lower professional fees during the current year.

Additionally, interest expense was $8.7 million and $17.3 million for the three and six months ended June 30, 2011, respectively, representing a decrease of $0.8 million and an increase of $0.2 million over the respective periods of 2010. This reflects interest on year-over-year increases in outstanding debt, net of $1.1 million in costs attributable to the partial settlement of an interest rate swap during the three months ended June 30, 2010.
We have scheduled a webcast conference call today at 4:00 PM Eastern Time to discuss financial results. This webcast may be accessed at: http://www.videonewswire.com/event.asp?id=81146.
An audio archive of this webcast will be available using the above noted link through August 10, 2011.
About Holly Energy Partners, L.P.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including HollyFrontier Corporation subsidiaries. The Partnership owns and operates petroleum product and crude gathering pipelines, tankage and terminals in Texas, New Mexico, Arizona, Washington, Idaho, Oklahoma and Utah. In addition, the Partnership owns a 25% interest in SLC Pipeline LLC, a 95-mile intrastate pipeline system serving refineries in the Salt Lake City, Utah area.
HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier operates through its subsidiaries a 100,000 barrels per stream day (“bpsd”) refinery located in Artesia, New Mexico, a 125,000 bpsd refinery in Tulsa, Oklahoma, a 31,000 bpsd refinery in Woods Cross, Utah, a 135,000 bpsd refinery located in El Dorado, Kansas, and a 52,000 bpd refinery located in Cheyenne, Wyoming. HollyFrontier markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. A subsidiary of HollyFrontier also owns a 34% interest (including the general partner interest) in Holly Energy Partners, L.P.
The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward looking statements use words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding our plans and objectives for future operations. These statements are based on our beliefs and assumptions and those of our general partner using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we and our general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor our general partner can give assurance that our expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. Certain factors could cause actual results to differ materially from results anticipated in the forward-looking statements. These factors include, but are not limited to:
•	risks and uncertainties with respect to the actual quantities of petroleum products and crude oil shipped on our pipelines and/or terminalled in our terminals;
•	the economic viability of HollyFrontier Corporation, Alon USA, Inc. and our other customers;
•	the demand for refined petroleum products in markets we serve;
•	our ability to successfully purchase and integrate additional operations in the future;
•	our ability to complete previously announced or contemplated acquisitions;
•	the availability and cost of additional debt and equity financing;
•	the possibility of reductions in production or shutdowns at refineries utilizing our pipeline and terminal facilities;
•	the effects of current and future government regulations and policies;
•	our operational efficiency in carrying out routine operations and capital construction projects;
•	the possibility of terrorist attacks and the consequences of any such attacks;
•	general economic conditions; and
•	other financial, operations and legal risks and uncertainties detailed from time to time in our Securities and Exchange Commission filings.
The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RESULTS OF OPERATIONS (Unaudited)
Income, Distributable Cash Flow and Volumes
The following tables present income, distributable cash flow and volume information for the three and six months ended June 30, 2011 and 2010.

	Three Months Ended		Change
	June 30,		from
	2011	2010	2010
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates — refined product pipelines	$11,689	$12,067	$(378)
Affiliates — intermediate pipelines	5,069	4,964	105
Affiliates — crude pipelines	9,624	9,728	(104)

	26,382	26,759	(377)
Third parties — refined product pipelines	11,906	6,455	5,451

	38,288	33,214	5,074
Terminals and loading racks:
Affiliates	10,757	10,320	437
Third parties	1,895	1,949	(54)

	12,652	12,269	383

Total revenues	50,940	45,483	5,457

Operating costs and expenses
Operations	14,366	13,495	871
Depreciation and amortization	7,713	7,591	122
General and administrative	1,573	1,913	(340)

	23,652	22,999	653

Operating income	27,288	22,484	4,804

Equity in earnings of SLC Pipeline	467	544	(77)
Interest income	—	2	(2)
Interest expense, including amortization	(8,724)	(9,549)	825

	(8,257)	(9,003)	746

Income before income taxes	19,031	13,481	5,550

State income tax	(18)	(46)	28

Net income	19,013	13,435	5,578

Less general partner interest in net income, including incentive distributions (1)	3,847	2,909	938

Limited partners’ interest in net income	$15,166	$10,526	$4,640

Limited partners’ earnings per unit — basic and diluted (1)	$0.69	$0.48	$0.21

Weighted average limited partners’ units outstanding	22,079	22,079	—

EBITDA (2)	$35,468	$30,619	$4,849

Distributable cash flow (3)	$21,421	$22,673	$(1,252)

Volumes (bpd)
Pipelines:
Affiliates — refined product pipelines	90,984	98,464	(7,480)
Affiliates — intermediate pipelines	84,201	86,140	(1,939)
Affiliates — crude pipelines	160,648	141,263	19,385

	335,833	325,867	9,966
Third parties — refined product pipelines	51,627	34,844	16,783

	387,460	360,711	26,749
Terminals and loading racks:
Affiliates	182,394	186,515	(4,121)
Third parties	42,694	37,902	4,792

	225,088	224,417	671

Total for pipelines and terminal assets (bpd)	612,548	585,128	27,420

	Six Months Ended		Change
	June 30,		from
	2011	2010	2010
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates — refined product pipelines	$21,547	$23,547	$(2,000)
Affiliates — intermediate pipelines	9,702	10,756	(1,054)
Affiliates — crude pipelines	18,945	19,133	(188)

	50,194	53,436	(3,242)
Third parties — refined product pipelines	21,061	11,859	9,202

	71,255	65,295	5,960
Terminals and loading racks:
Affiliates	21,052	17,240	3,812
Third parties	3,650	3,644	6

	24,702	20,884	3,818

Total revenues	95,957	86,179	9,778

Operating costs and expenses
Operations	27,162	26,555	607
Depreciation and amortization	15,353	14,801	552
General and administrative	2,936	4,476	(1,540)

	45,451	45,832	(381)

Operating income	50,506	40,347	10,159

Equity in earnings of SLC Pipeline	1,207	1,025	182
Interest income	—	5	(5)
Interest expense, including amortization	(17,273)	(17,093)	(180)
Other	(12)	(7)	(5)

	(16,078)	(16,070)	(8)

Income before income taxes	34,428	24,277	10,151

State income tax	(246)	(140)	(106)

Net income	34,182	24,137	10,045

Less general partner interest in net income, including incentive distributions (1)	7,409	5,555	1,854

Limited partners’ interest in net income	$26,773	$18,582	$8,191

Limited partners’ earnings per unit — basic and diluted (1)	$1.21	$0.84	$0.37

Weighted average limited partners’ units outstanding	22,079	22,079	—

EBITDA (2)	$67,054	$56,166	$10,888

Distributable cash flow (3)	$42,193	$42,831	$(638)

Volumes (bpd)
Pipelines:
Affiliates — refined product pipelines	84,139	95,937	(11,798)
Affiliates — intermediate pipelines	76,452	82,649	(6,197)
Affiliates — crude pipelines	148,520	138,094	10,426

	309,111	316,680	(7,569)
Third parties — refined product pipelines	50,086	32,850	17,236

	359,197	349,530	9,667
Terminals and loading racks:
Affiliates	170,230	175,218	(4,988)
Third parties	41,532	36,381	5,151

	211,762	211,599	163

Total for pipelines and terminal assets (bpd)	570,959	561,129	9,830

(1)
Net income is allocated between limited partners and the general partner interest in accordance with the provisions of the partnership agreement. Net income allocated to the general partner includes incentive distributions declared subsequent to quarter end. For the three months ended June 30, 2011 and 2010, general partner incentive distributions were $3.5 million and $2.7 million, respectively. For the six months ended June 30, 2011 and 2010, the distributions were $6.9 million and $5.2 million, respectively. Net income attributable to the limited partners is divided by the weighted average limited partner units outstanding in computing the limited partners’ per unit interest in net income.

(2)
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income plus (i) interest expense, net of interest income, (ii) state income tax and (iii) depreciation and amortization. EBITDA is not a calculation based upon U.S. generally accepted accounting principles (“GAAP”). However, the amounts included in the EBITDA calculation are derived from amounts included in our consolidated financial statements. EBITDA should not be considered as an alternative to net income or operating income, as an indication of our operating performance or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. EBITDA is presented here because it is a widely used financial indicator used by investors and analysts to measure performance. EBITDA also is used by our management for internal analysis and as a basis for compliance with financial covenants.

Set forth below is our calculation of EBITDA.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(In thousands)

Net income	$19,013	$13,435	$34,182	$24,137

Add (subtract):
Interest expense	8,419	8,209	16,678	14,095
Amortization of discount and deferred debt issuance costs	305	264	595	458
Increase in interest expense — change in fair value of interest rate swaps and swap settlement costs	—	1,076	—	2,540
Interest income	—	(2)	—	(5)
State income tax	18	46	246	140
Depreciation and amortization	7,713	7,591	15,353	14,801

EBITDA	$35,468	$30,619	$67,054	$56,166

(3)
Distributable cash flow is not a calculation based upon GAAP. However, the amounts included in the calculation are derived from amounts separately presented in our consolidated financial statements, with the exception of equity in excess cash flows over earnings of SLC Pipeline and maintenance capital expenditures. Distributable cash flow should not be considered in isolation or as an alternative to net income or operating income, as an indication of our operating performance, or as an alternative to operating cash flow as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used by investors to compare partnership performance. It also is used by management for internal analysis and our performance units. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

Set forth below is our calculation of distributable cash flow.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(In thousands)

Net income	$19,013	$13,435	$34,182	$24,137

Add (subtract):
Depreciation and amortization	7,713	7,591	15,353	14,801
Amortization of discount and deferred debt issuance costs	305	264	595	458
Increase in interest expense — change in fair value of interest rate swaps and swap settlement costs	—	1,076	—	2,540
Equity in excess cash flows over earnings of SLC Pipeline	308	174	314	352
Increase (decrease) in deferred revenue	(4,014)	1,414	(5,118)	2,521
Maintenance capital expenditures*	(1,904)	(1,281)	(3,133)	(1,978)

Distributable cash flow	$21,421	$22,673	$42,193	$42,831

*
Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. Maintenance capital expenditures include expenditures required to maintain equipment reliability, tankage and pipeline integrity, and safety and to address environmental regulations.

	June 30,	December 31,
	2011	2010
	(In thousands)
Balance Sheet Data

Cash and cash equivalents	$1,402	$403
Working capital deficit	$(2,026)	$(7,758)
Total assets	$651,151	$643,273
Long-term debt	$518,818	$491,648
Partners’ equity (4)	$99,947	$109,372

(4)
As a master limited partnership, we distribute our available cash, which historically has exceeded our net income because depreciation and amortization expense represents a non-cash charge against income. The result is a decline in partners’ equity since our regular quarterly distributions have exceeded our quarterly net income. Additionally, if the assets contributed and acquired from HollyFrontier while we were a consolidated variable interest entity of HollyFrontier had been acquired from third parties, our acquisition cost in excess of HollyFrontier’s basis in the transferred assets of $218 million would have been recorded as increases to our properties and equipment and intangible assets instead of decreases to partners’ equity.

FOR FURTHER INFORMATION, Contact:

Douglas S. Aron, Executive Vice President and Chief Financial Officer M. Neale Hickerson, Vice President, Investor Relations Holly Energy Partners, L.P. 214/871-3555